Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS ANNOUNCES APPROVAL

OF MERGER WITH INKINE PHARMACEUTICAL

RALEIGH, NC, September 30, 2005 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) and InKine Pharmaceutical Company, Inc. (NASDAQ:INKP) announced that earlier today the stockholders of both companies approved the merger of the two companies, creating the largest US specialty pharmaceutical company focused exclusively on gastroenterology. Subject to a certificate of merger being filed with the New York Department of State and other standard closing conditions, the merger is expected to be effective later today.

Based on Salix’s stock price over the 40 trading days ending two days prior to the expected closing date, as a result of the merger, InKine shareholders will receive newly issued shares of Salix common stock for InKine shares owned based on an exchange ratio of 0.1737 of a share of Salix common stock for each share of InKine common stock. Once the merger has closed, InKine will continue as a wholly owned subsidiary of Salix, and InKine’s stock will cease trading on the NASDAQ Capital Market as of the close of business of the closing date.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix trades on the NASDAQ National Market under the ticker symbol “SLXP”.

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

Please Note: This press release contains forward-looking statements regarding future events, including specifically the anticipated closing later today of the merger of Salix and InKine and the risks associated with the success of the combined company if it does close. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks that the merger does not close, including due to a failure of one of the parties to satisfy closing conditions, management of rapid growth, risks of regulatory review and clinical trials, market acceptance of approved products, competition, intellectual property risks, and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.